UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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TECHNE CORPORATION

(Name of Registrant as Specified In Its Charter)

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TECHNE CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

October 25, 2012

Dear Fellow Shareholders:

I am pleased to invite you to attend the 2012 annual meeting of shareholders (the “Annual Meeting”) of Techne Corporation (the “Company”). The Annual Meeting will be held at the offices of the Company, 614 McKinley Place N.E., Minneapolis, Minnesota, on Thursday, October 25, 2012, at 3:30 p.m. (Central Daylight Time). The agenda for the Annual Meeting is as follows:

1.	Set the number of members of the Board of Directors at nine (9).

2.	Elect directors of the Company.

3.	Cast a non-binding vote on named executive officer compensation.

4.	Approve an amendment to the Company’s Restated Articles of Incorporation that would implement a majority voting standard for uncontested director elections.

5.	Ratify the appointment of the Company’s independent registered public accounting firm for the 2013 fiscal year.

6.	Take action upon any other business that may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record shown on the books of the Company at the close of business on August 31, 2012 will be entitled to vote at the Annual Meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the Annual Meeting.

I hope that you will attend the Annual Meeting. Whether or not you plan to attend, I encourage you to designate the proxies to vote your shares as soon as possible. If you received your proxy materials by mail, please sign, date and return your Proxy in the return envelope provided. Any shareholder may also vote over the Internet using the instructions provided. Your cooperation in promptly signing and returning the Proxy or voting by Internet will help avoid further solicitation expense to the Company.

This Notice, the Proxy Statement and the enclosed Proxy are provided to you by order of the Board of Directors (the “Board of Directors” or the “Board”).

THOMAS E. OLAND,
Chairman of the Board, President and
Chief Executive Officer

Dated: September 14, 2012

Minneapolis, Minnesota

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON OCTOBER 25, 2012:

The Proxy Statement and 2012 Annual Report to Shareholders are

available at www.proxyvote.com

You may vote your proxy at www.proxyvote.com

TECHNE CORPORATION

PROXY STATEMENT

for

Annual Meeting of Shareholders

To Be Held October 25, 2012

COMPANY HIGHLIGHTS

To assist you in reviewing the proposals to be acted upon, including the election of directors and the non-binding advisory vote to approve named executive officer compensation, we call your attention to the following information about the Company’s 2012 financial performance and key executive compensation actions and decisions. The following description is only a summary. For more complete information about these topics, please review the Company’s Annual Report on Form 10-K and the complete Proxy Statement.

Business Highlights:

•

We maintained strong net sales and earnings. Net sales as reported grew 8.5% to $315 million for the fiscal year ended June 30, 2012, while organic sales grew 1.8% compared to the prior fiscal year. Organic sales exclude sales from acquisitions and the effect of changes in foreign currency exchange rates. Earnings for the fiscal year ended June 30, 2012 were $112 million, or $3.04 per diluted share. Adjusted earnings for the fiscal year were $121 million (an increase of 3.7% from the prior fiscal year) or $3.26 per diluted share. Adjusted earnings exclude the impact of impairment charges on certain equity investments, the reversal of deferred tax asset valuation allowances, intangible asset amortization, costs recognized upon the sale of inventory that was written-up to fair value and professional fees incurred as part of the acquisitions of Boston Biochem, Inc. and Tocris Holdings Limited completed in the quarter ended June 30, 2011.

•	We increased our dividend. Given our strong financial performance, our Board increased our quarterly common stock dividend to $0.28 per share, a 3.7% increase over the dividend paid in 2011.

•

We continued to strengthen the business. We acquired Boston Biochem, Inc. and Tocris Holdings Limited during the fourth fiscal quarter of 2011. We have subsequently integrated the manufacturing of Boston Biochem products into our Minneapolis-based manufacturing processes, closed Tocris’ U.S. distribution center and consolidated the U.S. sales and distribution functions of both Tocris products and Boston Biochem products with our other U.S. sales activities. In Europe and China, we have also integrated the sales and distribution functions of both acquired companies into our operations in those geographies.

Compensation Highlights:

Last year, 98.9% of the votes cast on the advisory vote on our executive compensation program voted in support of the compensation paid to the named executive officers. We have a strong interest in shareholder engagement and were encouraged by this feedback. We continue to strive to reward strong performance and align the interests of senior management and shareholders.

INFORMATION ABOUT THE ANNUAL MEETING

Who can Vote

Your proxy (the “Proxy”) is solicited by the Board of Directors of Techne Corporation for use at the Annual Meeting of Shareholders to be held on October 25, 2012 and at any adjournment thereof, for the agenda items set forth in the attached Notice of Annual Meeting. A Notice of Internet Availability of Proxy Materials was mailed to shareholders on or about September 14, 2012. For shareholders who had previously requested hard copies, the Notice of Annual Meeting, Proxy Statement, 2012 Annual Report to Shareholders and proxy card are being mailed on or about September 18, 2012.

You are entitled to vote your shares of Company common stock (“Common Stock”) at the Annual Meeting if our records show that you held your shares as of the record date designated by the Board of Directors, August 31, 2012. At the close of business on August 31, 2012, 36,828,834 shares of Common Stock were issued and outstanding. Such Common Stock is the only outstanding class of stock of the Company. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Holders of the Common Stock are not entitled to cumulative voting rights in the election of directors.

Voting Your Proxy

If your Common Stock is held through a broker, bank or other nominee (i.e., held in “street name”), you will receive instructions from such entity that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the meeting.

If you hold your shares in your own name, as a holder of record with our transfer agent, American Stock Transfer & Trust Company, you may vote in person at the Annual Meeting, or you can instruct the proxies to vote your shares by visiting www.proxyvote.com, or, if you received your proxy materials by mail, by completing, signing and dating the enclosed proxy card and returning it promptly in the envelope provided.

Whichever method you select to transmit your voting instructions, the proxies appointed by the Board will vote your shares in accordance with those instructions. If you sign and return a Proxy without specifying voting instructions, the proxies will, subject to the following, vote your shares in accordance with the Board’s recommendations set forth in the Proxy Statement, including in favor of the number and slate of directors proposed by the Nominations and Governance Committee of the Board of Directors and listed herein.

If you are a holder of record, you may revoke your Proxy by sending a written statement to that effect to the Corporate Secretary of the Company, submitting a properly signed proxy card with a later date, or filing a notice of termination of your Proxy and voting in person at the Annual Meeting. If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee in order to revoke previously-rendered voting instructions.

Voting Standards

You may either vote for, against or abstain on each of the proposals set forth herein. A quorum is required to transact business at the Annual Meeting. As of the close of business on the record date, the Company had 36,828,834 shares outstanding, meaning that 18,414,418 shares must be present in person or by proxy to establish a quorum. If a quorum is present, the affirmative vote of a majority of votes present and entitled to vote is required to approve each proposal, except that directors are elected by a plurality of votes cast. Assuming that a quorum is present and Proposal #1 is approved by shareholders, the nine candidates for election that receive a plurality of the vote of the shares present and entitled to vote in the affirmative will be elected. If a quorum is present and Proposal #1 is not approved by shareholders, the eight candidates for election that receive a plurality of the vote of the shares present and entitled to vote in the affirmative will be elected.

If you return a Proxy, but abstain from voting as to any matter, then your shares will be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have voted in favor of such matter. Abstentions, therefore, as to any proposal, other than election of directors, will have the same effect as votes against such proposal. If a shareholder withholds authority to vote for a particular director nominee, such withheld authority will not count as an affirmative vote for such nominee.

If you hold your shares in street name and do not submit voting instructions to your broker, bank or other nominee, your broker bank or other nominee will not be permitted to vote your shares in their discretion on any proposal other than the proposal to ratify the independent registered public accounting firm. If a broker returns a “non-vote” Proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum, but shall not be deemed to be represented at the Annual Meeting for purposes of calculating the vote required for approval of such matter. Broker non-votes will not affect the outcome of any proposal, as they are not deemed “entitled to vote.”

Board Recommendations

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO SET THE NUMBER OF DIRECTORS AT NINE, FOR EACH OF THE DIRECTOR NOMINEES, FOR THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION, FOR THE PROPOSAL TO AMEND THE COMPANY’S RESTATED ARTICLES OF INCORPORATION TO IMPLEMENT MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS, AND FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Cost of Proxy Solicitation

The cost of soliciting Proxies, including preparing, assembling and mailing the Proxies and soliciting material, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit Proxies personally or by telephone.

Location of the Annual Meeting

The Annual Meeting will be held at the offices of the Company, 614 McKinley Place N.E., Minneapolis, Minnesota, 55413, which is also the mailing address of the Company. If you need directions to the Annual Meeting, please contact the Company at 612-379-8854.

PROPOSALS #1 AND #2: ELECTION OF DIRECTORS

General Information

The bylaws of the Company provide that the number of directors shall be determined by the shareholders at each Annual Meeting. The Nominations and Governance Committee of the Board recommended to the Board of Directors that the number of directors be set at nine and that the individuals named in the table below be elected. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE THAT THE NUMBER OF DIRECTORS BE SET AT NINE AND THAT THE INDIVIDUALS NAMED IN THE TABLE BELOW BE ELECTED. Under applicable Minnesota law and the Company's bylaws, approval of the proposal to set the number of directors at nine requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting. A plurality of votes cast is required for the election of directors.

In the election of directors, each Proxy will be voted for each of the nominees listed below unless the Proxy withholds a vote for one or more of the nominees. Each person elected as a director shall serve for a term of one year and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, removal or disqualification. All of the nominees are members of the present Board. All directors were elected to the Board by the shareholders. If any of the nominees should be unable to serve as a director by reason of death, incapacity or other unexpected occurrence, the Proxies solicited by the Board shall be voted by the proxy representatives for such substitute nominee as is selected by the Nominations and Governance Committee, or, in the absence of such selection, for such fewer number of directors as results from such death, incapacity or other unexpected occurrence.

Director Qualifications and Experience

The Nominations and Governance Committee periodically assesses the skills and experience needed to properly oversee the short- and long-term interests of the Company. The Committee utilizes a variety of methods for identifying and evaluating nominees for director, with the ultimate goal of maintaining a well-rounded Board that functions collegially and independently. Candidates for the Board are considered and selected on the basis of outstanding achievement in their professional careers, experience, wisdom, personal and professional integrity, their ability to make independent, analytical inquiries, and their understanding of the business environment. Candidates must have the experience and skills necessary to understand the principal operational and functional objectives and plans of the Company, the results of operations and financial condition of the Company, and the position of the Company in its industry. Candidates must have a perspective that will enhance the Board’s strategic discussions and be capable of and committed to devoting adequate time to Board duties. With respect to incumbent directors, the Nominations and Governance Committee also considers past performance on the Board and contributions to the Company.

While the Company does not have a formal diversity policy for board membership, the Company seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board of Directors’ deliberations and decisions. The Nominations and Governance Committee considers, among other factors, diversity with respect to perspectives, backgrounds, skills and experience in its evaluation of candidates for board membership. Such diversity considerations are discussed by the Nominations and Governance Committee in connection with the general qualifications of each potential nominee.

Director Nominees

The following table provides certain information with respect to the nominees for director. In addition, included in each nominee’s biography below is an assessment of such nominee’s skills and experiences that allow him or her to make a valuable contribution to the Board.

Name	Age	Current Position(s) with Company
Thomas E. Oland	71	Chairman of the Board, Chief Executive Officer, and President
Roger C. Lucas, Ph.D.	69	Vice Chairman of the Board
Howard V. O’Connell	82	Lead Independent Director
Randolph C. Steer, M.D., Ph.D.	62	Director
Robert V. Baumgartner	56	Director
Charles A. Dinarello, M.D.	69	Director
Karen A. Holbrook, Ph.D.	69	Director
John L. Higgins	42	Director
Roeland Nusse, Ph.D.	62	Director

Thomas E. Oland has been a Director, Chairman of the Board, Chief Executive Officer and President of the Company since 1985. He also served as Treasurer of the Company from 1985 to 2010. Mr. Oland received his bachelor’s degree in accounting from the University of Minnesota – Duluth. Mr. Oland joined R&D Systems, Inc. (now a wholly-owned subsidiary of the Company) as President in July 1982. From 1977 to 1982, Mr. Oland was the founder and President of Thomas Oland and Associates, a management consulting firm of which R&D Systems was a client. Prior to founding Thomas Oland and Associates, Mr. Oland worked for nine years in the

Management Consulting Division of Touche Ross. Among other attributes, skills and qualifications, the Board believes Mr. Oland is qualified to serve as a Director of the Company because his thorough and extensive knowledge of the Company’s operations, values and culture, as well as his deep understanding of the issues and complexities the Company faces, all of which make Mr. Oland a valuable director with critical analytical and strategic skills.

Roger C. Lucas, Ph.D. has been Vice Chairman and Senior Scientific Advisor to the Company’s Board since 1995 and a Director since 1985. He holds a bachelor’s degree in biology from St. Mary’s College in Winona, Minnesota, and a Ph.D. in physiology/biochemistry from the Illinois Institute of Technology. He was a recipient of the National Institutes of Health pre- and post-doctoral fellowships and also served as Assistant Professor of Biochemistry at the State University of New York Medical School. Dr. Lucas is a private investor and currently a board member of Envoy Medical Corporation, ChemoCentryx, Inc. and Discovery Genomics, Inc. Dr. Lucas joined R&D Systems in 1980 as Head of Research. In 1985, he founded the Company’s Biotechnology Division. From 1985 until his retirement in 1995, Dr. Lucas was Chief Scientific Officer, Executive Vice President and Secretary of the Company. Among other attributes, skills and qualifications, the Board believes Dr. Lucas is qualified to serve as a Director of the Company because of his scientific background, particularly given his experience as former Chief Scientific Officer of R&D Systems, and his knowledge of the Company and its markets.

Howard V. O’Connell has served on the Company’s Board since 1985 and as Lead Independent Director since 2010. Mr. O’Connell has been a private investor since 1990. From 1969 to 1990, he served as Chairman, President and Treasurer of John G. Kinnard and Company, Incorporated, a securities broker-dealer. Among other attributes, skills and qualifications, the Board believes Mr. O’Connell is qualified to serve as a Director of the Company because of his over 40 years of management and strategic experience as a successful investor, entrepreneur and executive.

Randolph C. Steer, M.D., Ph.D. has served on the Company’s Board since 1990. Dr. Steer received his undergraduate degree in physiology and Ph.D. in pathobiology from the University of Minnesota and his medical degree from the Mayo Medical School. Dr. Steer is currently an independent biotechnology consultant. He served as President and Chief Operating Officer of Capstone Therapeutics Corp. from April 2006 to October 2011. Dr. Steer was elected to the Mayo Clinic Board of Trustees in November 2011. In the past five years, Dr. Steer also served as a director of BioCryst Pharmaceuticals, Inc. and Vital Therapies, Inc. Dr. Steer was a consultant to the pharmaceutical and biotechnology industries from 1989 to 2006, where he advised companies in business development, medical marketing and regulatory and clinical affairs. His prior experience includes service as Associate Director of Medical Affairs at Marion Laboratories and as Medical Director at Ciba Consumer Pharmaceuticals. Among other attributes, skills and qualifications, the Board believes Dr. Steer is qualified to serve as a Director of the Company because his medical and scientific backgrounds and his knowledge of the pharmaceutical and biotechnology industries provide valuable strategic insight.

Robert V. Baumgartner has served on the Company’s Board since 2003. Mr. Baumgartner received a bachelor’s degree in business administration from the University of Notre Dame. Mr. Baumgartner has served as Executive Chairman, Chief Executive Officer and Director of the Center for Diagnostic Imaging, Inc., an operator of diagnostic imaging centers, since 2001. Prior to 2001, he held numerous executive positions, including as Chief Executive Officer and Director of American Coating International, President and Chief Executive Officer of First Solar and President of the Apogee Glass Group. He began his professional career at KPMG LLC, an international accounting firm. Mr. Baumgartner currently serves on the board of Carestream Health, Inc. Among other attributes, skills and qualifications, the Board believes Mr. Baumgartner is qualified to serve as a Director of the Company because his extensive finance, accounting and general business background provides valuable strategic management and financial oversight skills.

Charles A. Dinarello, M.D. has served on the Company’s Board since 2005. Dr. Dinarello received his medical degree from Yale University and his clinical training at the Massachusetts General Hospital. Since 1996, Dr. Dinarello has been a Professor of Medicine and Immunology at the University of Colorado School of Medicine in Aurora, Colorado. Previously, he was Professor of Medicine and Pediatrics at Tufts University School of Medicine and a staff physician at the New England Medical Center Hospital in Boston. From March 2009 to February 2011, Dr. Dinarello served as acting CEO of Omni Bio Pharmaceutical, Inc. In 1998, Dr. Dinarello was elected to the United States National Academy of Sciences. Dr. Dinarello is considered one of the founding fathers of cytokine biology, and regularly speaks at symposia around the world. For his research in the field, Dr. Dinarello has won numerous awards: the Novartis Prize in Immunology (2010), the Paul Ehrlich Prize

(2010), the Bonsfils-Staton Award (2010), the Royal Swedish Academy of Sciences Crafoord Prize in Polyarthritis (2009) and the Albany Medical Center Prize in Medical and Biomedical Research (the largest U.S. prize in medicine) (2009). Within the past five years, Dr. Dinarello has served as a director of Omni Bio Pharmaceutical, Inc. Among other attributes, skills and qualifications, the Board believes Dr. Dinarello is qualified to serve as a Director of the Company because his distinguished scientific background and his extensive experience with research organizations allow him to provide strategic guidance with regard to product development and the markets and customers we serve.

Karen A. Holbrook, Ph.D. has served on the Company’s Board since 2007. Dr. Holbrook earned her bachelor’s and master’s degrees in zoology from the University of Wisconsin-Madison. She earned a Ph.D. in biological structure from the University of Washington School of Medicine, where she pursued postdoctoral training in the Department of Medicine, Division of Dermatology. Dr. Holbrook has served as Vice President for Research and Innovation, University of South Florida, since 2007. She served as President of The Ohio State University from 2002 to 2007. Dr. Holbrook previously served as Senior Vice President for Academic Affairs and Provost at The University of Georgia, as well as Professor of Cell Biology and Adjunct Professor of Anatomy and Cell Biology and Medicine at the Medical College of Georgia. Before that, Dr. Holbrook served at the University of Florida at Gainesville as Vice President for Research and Dean of the Graduate School, as well as Professor of Anatomy and Cell Biology and Medicine (Dermatology). Her earlier academic career was spent as a Professor of Biological Structure and Medicine at the University of Washington School of Medicine where she gained a national reputation for her expertise in human fetal skin development and genetic skin disease and was a National Institutes of Health (NIH) Merit awardee. She also served as Associate Dean for Scientific Affairs. Dr. Holbrook also serves on non-profit boards, such as the American Association for the Advancement of Science and the Association of American Medical Colleges, among others. In the past five years, Dr. Holbrook also served as a director for Huntington Bancshares Incorporated. Among other attributes, skills and qualifications, the Board believes Dr. Holbrook is qualified to serve as a Director of the Company because her scientific background and academic leadership provide valuable executive management and strategic insight.

John L. Higgins has served on the Company’s Board since 2009. He graduated Magna Cum Laude with a bachelor’s degree from Colgate University. Mr. Higgins has been President and Chief Executive Officer of Ligand Pharmaceuticals Incorporated since January 2007 and has been a member of Ligand’s Board of Directors since March 2007. From 1997 until joining Ligand, Mr. Higgins was with Connetics Corporation, a specialty pharmaceutical company, as its Chief Financial Officer, and also served as Executive Vice President, Finance and Administration and Corporate Development at Connetics from January 2002 until its acquisition by Stiefel Laboratories, Inc. in December 2006. Mr. Higgins was previously a member of the executive management team at BioCryst Pharmaceuticals, Inc., a biopharmaceutical company. Currently, he is a Director of BioCryst and serves as Chairperson of its Audit Committee. Before joining BioCryst in 1994, Mr. Higgins was a member of the healthcare banking team of Dillon, Read & Co. Inc., an investment banking firm. Mr. Higgins also serves as Chairman of CoMentis, Inc., a biopharmaceutical company, and has served as a director of numerous public and private companies. Among other attributes, skills and qualifications, the Board believes Mr. Higgins is qualified to serve as a Director of the Company due to his combination of biopharmaceutical business, accounting and finance experience as well as his executive management experience, particularly with public companies.

Roeland Nusse, Ph.D. has served on the Company’s Board since May 2010. Dr. Nusse earned a bachelor’s degree in biology from the University of Amsterdam and a doctorate in molecular biology from the Netherlands Cancer Institute in 1980. He did his postdoctoral fellowship at the University of California, San Francisco. Dr. Nusse has served as Chairman of the Department of Developmental Biology at Stanford University since 2007. Dr. Nusse has been a professor or associate professor in the Department of Developmental Biology at Stanford University and an investigator at the Howard Hughes Medical Institute since 1990. He has also been the chair of the Department of Developmental Biology at Stanford since 2007. Dr. Nusse was previously at the Netherlands Cancer Institute (Amsterdam, The Netherlands) as a staff scientist and ultimately head of the Department of Molecular Biology. Dr. Nusse was elected to the United States National Academy of Sciences in April 2010. Dr. Nusse was previously named a member of the European Molecular Biology Organization in 1988, a member of the Royal Dutch Academy of Sciences in 1997 and a member of the American Academy of Arts and Sciences in 2001. Among other attributes, skills and qualifications, the Board believes Dr. Nusse is qualified to serve as a Director of the Company because his scientific research and academic background provide valuable strategic insight, including insight into the Company’s customers and markets.

VOTE REQUIRED

The Board recommends that you vote “FOR” setting the number of directors at nine and that you vote “FOR” the nominees named above, as set forth in this Proposal #1 and #2. Under applicable Minnesota law and the Company's bylaws, approval of the proposal to set the number of directors at nine requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting. A plurality of votes cast is required for the election of directors.

CORPORATE GOVERNANCE

Board Independence

The Board annually reviews the independence of each director. The Board has affirmatively determined that all of the Company’s non-employee directors are “independent” as such term is defined in applicable law and regulations of the SEC and the Nasdaq Stock Market, LLC (“Nasdaq”). Mr. Oland is not independent based on his service as the Company’s Chief Executive Officer and President. In making its independence determinations, the Board reviewed transactions and relationships between the director, or any member of his or her immediate family, and the Company and its subsidiaries based on information provided by the director, Company records and publicly available information. With regard to the independence of Dr. Nusse, the Board considered that the R&D Systems, Inc., subsidiary of the Company, paid Dr. Nusse $24,000 in fiscal 2012 for scientific consulting in addition to his director fees. In reviewing the independence of Dr. Dinarello, the Board considered that in fiscal 2012 the Company provided products valued at less than $50,000 to a laboratory at the University of Colorado School of Medicine directed by Dr. Dinarello for promotional and research purposes in a manner similar to the Company’s relationship with other research laboratories.

Board Leadership Structure

Currently, the Board is led by the Chairman and Chief Executive Officer, Mr. Oland, a Lead Independent Director, Mr. O’Connell, and strong independent committee chairs for each of the Audit, Executive Compensation and Nominations and Governance Committee.

The Board has determined that this structure is the most effective leadership structure for the Company. The Board believes that Mr. Oland is the director best situated to identify strategic opportunities for the Company and to focus the activities of the Board due to his full-time commitment to the business and his long tenure with the Company. The Board also believes that Mr. Oland’s dual roles as Chairman of the Board and Chief Executive Officer promotes effective execution of the Company’s business strategy and facilitates information flow between management and the Board. Mr. O’Connell, as Lead Independent Director, presides at executive sessions of the Board and works with the Chairman of the Board to set Board agendas, in addition to other duties and responsibilities as may be directed by the Nominations and Governance Committee. The Board has determined that maintaining a Lead Independent Director, along with the independence of a majority of directors, helps maintain the Board’s independent oversight of management and ensures that the appropriate level of independence is applied to all Board decisions. In addition, The Audit, Executive Compensation and Nominations and Governance Committees each consist entirely of independent directors.

Risk Oversight

Risk assessment and oversight is an integral part of Board and Committee deliberations throughout the year. The full Board regularly reviews strategic risks and opportunities facing the Company as a whole as well as those related to specific businesses. The Company’s Board administers its risk oversight function directly and through its Committees.

The Audit Committee has oversight responsibility with respect to the Company’s financial risk assessment and financial risk management. The Audit Committee meets regularly with management and the Company’s independent auditors to review the Company’s risk exposures, the potential financial impact those risks may have on the Company, the steps management takes to address those risks, and how management monitors emerging risks.

With respect to the Company’s compensation plans and programs, the Executive Compensation Committee structures such plans and programs to balance risk and reward, while mitigating the incentive for excessive risk taking by the Company’s executive officers and employees. The Executive Compensation Committee has concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Nominations and Governance Committee oversees the management of risks associated with the composition and independence of the Company’s Board.

The full Board has oversight responsibility for all other risks, such as strategic, technology and operational risks. In performing their oversight responsibilities, the Board and Committees review policies and guidelines that senior management use to manage the Company’s exposure to material categories of risk. In addition, the Board and Committees review the performance and functioning of the Company’s overall risk management function and management’s establishment of appropriate systems for managing risk, including strategic, technology and operational risks.

Related Party Transactions

In accordance with the Audit Committee Charter, the Audit Committee reviews and approves all related party transactions involving the Company’s directors and executive officers or their immediate family members to determine whether such transactions meet applicable legal requirements and are appropriately disclosed in the Proxy Statement. The Company has adopted a written policy concerning the review of related party transactions, which provides that in determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, all directors and executive officers of the Company are subject to the Company’s Code of Ethics and Business Conduct, which requires the directors and executive officers to inform the Company’s legal counsel of any existing or proposed relationship or business transaction that could be, or might appear to be, a conflict of interest. Any reported transactions would be brought to the attention of the Audit Committee for review and disposition.

Executive Compensation Committee Interlocks and Insider Participation

The Executive Compensation Committee consists of Dr. Steer (Chair), Mr. O’Connell, Mr. Baumgartner and Mr. Higgins. None of the members of the Executive Compensation Committee was an officer or employee of the Company during fiscal 2012, or was formerly an officer of the Company. None of the members of the Executive Compensation Committee had any relationship requiring disclosure as a related party transaction. No executive officer of the Company during fiscal 2012 served on the Executive Compensation Committee or the board of any company that employed any member of the Company’s Executive Compensation Committee or Board of Directors.

Code of Ethics and Business Conduct and Financial Fraud Hotline

The Company has adopted a Code of Ethics and Business Conduct, which is applicable to all directors, officers and employees of the Company. A copy is available for review at the Company’s website, www.techne-corp.com. The Company sponsors a financial fraud hotline that is available to all employees, operated on a confidential basis by a third party, and is supervised with full powers of investigation by the Audit Committee of the Board of Directors.

Shareholder Communications with Directors

Shareholders may communicate directly with the Board of Directors. All communications should be directed to the Company at 614 McKinley Place N.E., Minneapolis, MN 55413, and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors, for non-management directors, or for a particular director. Unless other distribution is specified, the communication will be forwarded to the entire Board. The communication will not be opened before being forwarded to the intended recipient, but it will go through normal security procedures.

Directors’ Meetings and Committee Structure

The Company’s Board of Directors has three standing Committees: the Audit Committee, the Executive Compensation Committee and the Nominations and Governance Committee. All members of all Committees are “independent” as such term is defined in applicable law and regulations of the SEC and Nasdaq. In addition, all members of the Audit Committee meet the additional independence standards applicable to its members. The Company also has a Scientific Subcommittee, which was formed to advise the Board regarding research strategies, the scientific merit of technology or products involved in licensing and acquisition opportunities and emerging science and technology issues, as well as meet with and mentor key scientific employees. Members of the Scientific Subcommittee are Dr. Dinarello (Chair) and Drs. Lucas, Steer, Holbrook and Nusse.

The Board and Audit Committee have scheduled meetings each quarter prior to the Company’s quarterly earnings release and may, from time-to-time, hold additional meetings. The Executive Compensation Committee and the Nominations and Governance Committee meet during the year as needed. During fiscal 2012, the Board held five meetings, the Audit Committee held six meetings, and the Executive Compensation Committee and the Nominations and Governance Committee each met officially once, but also conducted business via written actions in lieu of meetings and otherwise communicated informally throughout the year on various Board and committee matters. Executive sessions of independent directors (meetings of outside directors without any member of management present) are held in conjunction with regularly scheduled meetings of the Board. It is the policy of the Company that all directors should attend the Company’s annual meeting of shareholders. All incumbent members attended the annual meeting in 2011.

Each of the directors attended 75% or more of the regularly scheduled quarterly Board meetings. Each director also attended 75% or more of the total number of meetings of the Board and Committees of which he or she was a member, with the exceptions of Mr. Higgins, who attended 69% of the meetings and Dr. Nusse, who attended 50% of the meetings. Mr. Higgins attended over 80% of the Board Meetings and Audit Committee meetings held during the fiscal year, but missed the sole Executive Compensation Committee meeting and the sole Nominations and Governance Committee meeting held during the fiscal year, both of which were held on the same day. Dr. Nusse missed the sole Nominations and Governance Committee meeting and a Board conference call held during the fiscal year.

In proposing the reelection of both Mr. Higgins and Dr. Nusse, the Nominations and Governance Committee considered their meeting attendance as well as their contributions and participation in various Board and committee matters throughout the year, including in executive sessions of the independent directors and communications outside of official meetings, and their significant scientific and business insights and contributions.

The Audit Committee, whose members are Mr. Baumgartner (Chair), Mr. O’Connell, Dr. Steer and Mr. Higgins, operates under a written charter established by the Company’s Board of Directors. A copy of the charter is available for review at the Company’s website, www.techne-corp.com. The Audit Committee is responsible for the appointment, supervision and evaluation of the Company’s independent registered public accounting firm and for reviewing the Company’s internal audit procedures, the quarterly and annual financial statements of the Company and the results of the annual audit. The Audit Committee also approves all related party transactions, establishes and oversees the implementation of the Company’s cash investment policy and monitors the Company’s financial fraud hotline. The Board of Directors has determined that for fiscal 2012 all Audit Committee members are “audit committee financial experts” as such term is defined in Section 407 of the Sarbanes-Oxley Act and Item 407(d)(5) of Regulation S-K, and all such members are “independent” under applicable law and regulations of the SEC and Nasdaq. The Audit Committee’s report is included in this Proxy Statement.

The Executive Compensation Committee, whose members are Dr. Steer (Chair), Mr. O’Connell, Mr. Baumgartner and Mr. Higgins, determines compensation for executive officers of the Company. The Executive Compensation Committee operates under a written charter. A copy of the charter is available for review at the Company’s website, www.techne-corp.com. The Executive Compensation Committee establishes both overall policies for executive compensation and reviews the performance of the executive officers. The Executive Compensation Committee works with Mr. Oland, the Chief Executive Officer of the Company, to establish performance goals for the other executive officers and, acting independently, establishes the performance goals for Mr. Oland. The Executive Compensation Committee determines the annual base compensation of all executive officers and awards bonuses, both cash and equity, to all executive officers based on performance. The Executive Compensation Committee also approves director compensation policies and practices. The Executive Compensation Committee’s report is included in this Proxy Statement.

The Nominations and Governance Committee, chaired by Dr. Holbrook, is composed of all of the Company’s “independent” directors, which are currently all directors except Mr. Oland. The Nominations and Governance Committee operates under a written charter. A copy of the charter is available for review at the Company’s website, www.techne-corp.com. The functions of the Nominations and Governance Committee are to recruit well-qualified candidates for the Board, select persons to be proposed in the Company’s proxy statement for election as directors at annual meetings of shareholders, determine whether each member of the Board is independent under applicable laws and regulations and establish governance standards and procedures to support and enhance the performance and accountability of management and the Board. The Nominations and Governance Committee assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominations and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominations and Governance Committee through current members of the Board of Directors, professional search firms, shareholders or other persons and may be considered at any point during the year.

The Nominations and Governance Committee will consider all nominees for director recommended by shareholders of the Company, applying the same criteria as is used for nominees recommended by other sources. Recommendations may be sent to the Nominations and Governance Committee at the Company’s address: 614 McKinley Place N.E., Minneapolis, MN 55413. The Nominations and Governance Committee has recommended to shareholders the re-election of the incumbent directors of the Company.

PROPOSAL #3: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Company is providing shareholders an advisory vote on named executive compensation. This vote is required under Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”).

This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to the named executive officers. Our Executive Compensation Committee has described our compensation philosophy in the Executive Compensation Discussion and Analysis contained in this Proxy Statement. Shareholders are urged to read the Executive Compensation Discussion and Analysis, which also discusses how the Company’s compensation policies and procedures implement the Company’s compensation philosophy, as well as the 2012 Summary Compensation Table and other related tables and narrative disclosure, that describe the compensation of the Chief Executive Officer, the Chief Financial Officer and the other named executive officer of the Company in fiscal 2012. The Executive Compensation Committee and the Board believe the policies and procedures articulated in the Executive Compensation Discussion and Analysis are effective in implementing the Company’s compensation philosophy and in achieving its goals and that the compensation of the named executive officers in fiscal 2012 reflects and supports these compensation policies and procedures.

Shareholders are being asked to vote on the following resolution:

“RESOLVED, the shareholders of Techne Corporation approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Executive Compensation Discussion and Analysis, compensation tables, and related disclosures contained in the executive compensation section of the Proxy Statement for the 2012 Annual Meeting of Shareholders.”

This advisory vote on named executive officer compensation, commonly referred to as a “say-on-pay” advisory vote, is not binding on the Board. However, the Board and Executive Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements. Consistent with the results of the shareholder advisory vote held at the 2011 Annual Meeting of Shareholders regarding the frequency of “say-on-pay” votes, the Board has adopted a policy providing for annual “say-on-pay” advisory votes.

VOTE REQUIRED

The Board recommends that you vote “FOR” the adoption of the resolution set forth in this Proposal #3. Under applicable Minnesota law and the Company’s bylaws, this proposal requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

PROPOSAL #4: AMENDMENT OF THE COMPANY’S

RESTATED ARTICLES OF INCORPORATION

The Board has approved, and recommends shareholder approval of, an amendment to the Company’s Restated Articles of Incorporation to require that directors receive a majority of the votes cast in order to be elected to the Board in uncontested director elections.

Currently, the members of the Board are elected by a plurality of the votes present in person or by proxy at a meeting. Minnesota law provides that directors are elected by a plurality of the votes present in person or by proxy at a meeting, unless otherwise provided in a corporation’s articles of incorporation. The Board believes that the implementation of the majority vote standard will provide the Company’s shareholders with a greater voice in director elections.

The amendment to the Restated Articles of Incorporation operates as follows:

•

Subject to the rights, if any, of holders of any preferred stock of the Company, each director shall be elected at a meeting of shareholders by the vote of a majority of the votes cast with respect to the director.

•

However, in a contested election of directors, meaning the number of nominees exceeds the number of directors to be elected, the directors will continue to be elected by a plurality of the votes present in person or by proxy at the meeting.

•

For purposes of the majority voting standard, a majority of the votes cast means that the votes entitled to be cast by the holders of all the then outstanding shares of voting stock of Techne that are voted “for” a director must exceed the shares voted “against” the director.

If approved by the Company’s shareholders, the amendment will be effected by adding a new Article 8 to the Restated Articles of Incorporation. The full text of Article 8 is attached to these materials as Appendix A. If approved, the majority voting standard will be effective following the 2012 Annual Meeting.

Under Minnesota law, an incumbent director who does not receive the requisite vote continues to serve until his or her successor is elected. Accordingly, if the proposal to amend the Restated Articles of Incorporation is approved, the Board will also adopt a policy that requires incumbent directors who do not receive a majority of the votes cast “FOR” their election to offer to tender their resignation to the Company’s Nominations and Governance Committee. Under the policy, the Board, taking into account the recommendation of the Nominations and Governance Committee, would act on the tendered resignation and publicly disclose its decision within 90 days after the date of the certification of the election results. The Nominations and Governance Committee may consider any factors that it deems relevant and appropriate. Any director who has offered to tender his or her resignation will not participate in the decision with respect to his or her resignation. If the director’s resignation is not accepted by the Board, the director will continue to serve until the next annual meeting and until his or her successor is duly elected.

VOTE REQUIRED

The Board recommends a vote “FOR” the amendment of the Company’s Restated Articles of Incorporation to include a provision requiring the election of directors by majority vote in uncontested elections. Under applicable Minnesota law and the Company’s bylaws, this proposal requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

PROPOSAL #5: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of the Board has appointed KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2013. KPMG LLP has served as the Company’s independent registered public accounting firm since 2003. Shareholder approval of this appointment is not required, but the Board is submitting the selection of KPMG LLP for ratification in order to obtain the views of its shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating the Company’s independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company’s shareholders. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement and to respond to appropriate questions by shareholders.

Shareholders are being asked to vote on the following resolution:

“RESOLVED, the shareholders of Techne Corporation ratify the appointment of KPMG LLP as Independent Auditor of the Company’s financial statements for the fiscal year ending June 30, 2013.”

VOTE REQUIRED

The Board recommends a vote “FOR” the ratification of the appointment of KPMG LLP as Independent Auditor for Fiscal 2013.

DIRECTOR COMPENSATION

Directors who are not employees of the Company were compensated for the year ended June 30, 2012 as follows:

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total
Roger C. Lucas, Ph.D.	$25,000	$78,400	$103,400
Howard V. O’Connell	28,000	78,400	106,400
Randolph C. Steer, M.D., Ph.D.	28,000	78,400	106,400
Robert V. Baumgartner	28,000	78,400	106,400
Charles A. Dinarello, M.D.	25,000	78,400	103,400
Karen A. Holbrook, Ph.D.	26,000	78,400	104,400
John L. Higgins	28,000	78,400	106,400
Roeland Nusse, Ph.D. (3)	25,000	78,400	103,400

(1)	Amounts consist of the annual retainer and meeting fees for services as members of the Company’s Board of Directors. For further information concerning such fees, see information following this table.
(2)	Amounts represent the total fair value of equity-based compensation for stock option awards granted in fiscal 2012 calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 718. Assumptions used in the calculation of these amounts are described in Note J to the Company’s audited financial statements for the fiscal year ended June 30, 2012, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on August 29, 2012. Pursuant to the Company’s 2010 Equity Incentive Plan, each of the above directors received an automatic option grant for 5,000 shares of Company Common Stock on the date of the 2011 Annual Shareholder Meeting. As of June 30, 2012, the following non-employee directors held options to purchase the following number of shares of the Company’s Common Stock: Dr. Lucas—35,000; Dr. Steer—25,000; Mr. Baumgartner—35,000; Dr. Dinarello—36,500; Dr. Holbrook—35,000; Mr. Higgins—25,000; Dr. Nusse—20,000; Mr. O’Connell—10,000. Family trusts, of which Mr. O’Connell is a trustee and beneficiary, held options to purchase 30,000 shares as of June 30, 2012.
(3)	The Company’s R&D Systems, Inc. subsidiary paid Dr. Nusse $24,000 in fiscal 2012 for scientific consulting in addition to his director fees.

Fees for non-employee directors include $25,000 per year for service on the Board and Committees of the Board. Directors are paid an additional $1,000 for each meeting of the Board other than its regularly scheduled quarterly meetings and for each meeting of a Committee on which the director serves other than Committee meetings held in conjunction with a meeting of the full Board. If appointed to the Board or retired during the fiscal year, the non-employee director receives a prorated annual fee.

Under the Company’s 2010 Equity Incentive Plan, non-employee directors automatically receive options to purchase 5,000 shares of Company Common Stock upon each re-election to the Board. The options have a term of 10 years and vest immediately. Upon initial election or appointment to the Board, new non-employee directors receive options, which vest immediately, for 5,000 shares of the Company’s Common Stock prorated based on the time remaining until the next annual meeting of shareholders. All non-employee directors elected at the Company’s 2012 Annual Meeting of Shareholders will receive options to purchase 5,000 shares of Common Stock with an exercise price equal to the fair market value on the date of the 2012 Annual Meeting.

PRINCIPAL SHAREHOLDERS

The following table provides information concerning the only persons, other than Thomas E. Oland, known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding Common Stock as of August 31, 2012:

Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficially Owned		Percent of Class
Morgan Stanley	3,718,050	(1)	10.1%
1585 Broadway
New York, NY 10036

BlackRock, Inc.	2,006,154	(2)	5.4%
40 East 52nd Street
New York, NY 10022

(1)	Morgan Stanley reported its beneficial ownership on a Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on March 8, 2012. The filing indicates that as of February 8, 2012, Morgan Stanley had sole voting power over 3,620,520 shares, shared voting power over no shares, sole dispositive power over 3,718,050 shares, and shared dispositive power over no shares.
(2)	BlackRock, Inc. reported its beneficial ownership on a Schedule 13G/A filed with the SEC on February 8, 2012. The filing indicates that as of December 30, 2011, BlackRock, Inc. had sole voting power over 2,006,154 shares, shared voting power over no shares, sole dispositive power over 2,006,154 shares, and shared dispositive power over no shares.

MANAGEMENT SHAREHOLDINGS

The following table sets forth the number of shares of the Company’s Common Stock beneficially owned as of August 31, 2012, by each executive officer of the Company named in the Summary Compensation Table (the “named executive officers”), by each director and by all directors and executive officers (including the named executive officers) as a group. Shares beneficially owned by Mr. Oland constitute 4.2% of total shares outstanding (or 5.7%, when including Stock Bonus Plan shares). Each other individual beneficially owns less than one percent of total shares outstanding, plus shares subject to options exercisable by him or her. As a group, executive officers and directors beneficially own 6.9% of total shares outstanding.

Name of Director or Executive Officer	Number of Shares Beneficially Owned (1)
Thomas E. Oland	1,543,894	(2)
Roger C. Lucas, Ph.D.	36,456	(3)(4)(5)
Howard V. O’Connell	130,639	(3)(4)(6)
Randolph C. Steer, M.D., Ph.D.	25,000	(3)(4)(7)
Robert V. Baumgartner	38,000	(3)(4)(8)
Charles A. Dinarello, M.D.	36,500	(3)(4)(7)
Karen A. Holbrook, Ph.D.	35,000	(3)(4)(7)
John L. Higgins	25,000	(3)(4)(7)
Roeland Nusse, Ph.D.	20,000	(3)(4)(7)
Gregory J. Melsen	49,386	(9)
Marcel Veronneau	61,859	(10)
Officers and directors as a group (11 persons)	2,556,548	(11)

(1)	Unless otherwise indicated, the person listed as the beneficial owner has sole voting and sole investment power over outstanding shares. Shares beneficially owned includes shares subject to options that are currently outstanding and exercisable and options that are currently outstanding and will become exercisable within 60 days of August 31, 2012.
(2)	Includes 1,185,218 shares owned directly, 91,994 shares held by the Techne Corporation and Affiliates Stock Bonus Plan (the “Stock Bonus Plan”) for Mr. Oland’s account, 68,556 shares held by Thomas Oland and Associates and 198,126 shares held by the Thomas Oland and Associates Profit Sharing Plan and Trust. Does not include 562,366 shares held by the Stock Bonus Plan for accounts of employees other than Mr. Oland, which are included in the group total in the above table. Including such 562,366 shares, Mr. Oland, a director of the Company, beneficially owns 2,106,260 shares or 5.7% of total shares outstanding.
(3)	Does not include 654,360 shares held by the Stock Bonus Plan. All 654,360 shares held by the Stock Bonus Plan are held for the benefit of employees of the Company. No shares in the Stock Bonus Plan are held for the benefit of any outside directors of the Company. The 654,360 shares are included in the total of officers and directors as a group. The Company’s Board of Directors, acting by majority vote, currently directs the Trustee, BMO Harris Bank N.A. / M&I Trust as to the voting of such shares.
(4)	Does not include a stock option to purchase 5,000 shares which will be granted on and will become exercisable as of the date of the Annual Meeting pursuant to the 2010 Equity Incentive Plan if the individual is re-elected as a director of the Company.
(5)	Includes 1,456 shares owned directly and 35,000 shares subject to stock options.
(6)	Includes 90,639 shares owned by trusts and 30,000 shares subject to options held by trusts of which Mr. O’Connell is a trustee and beneficiary. Includes 10,000 shares subject to options held directly by Mr. O’Connell.
(7)	All shares subject to stock options.
(8)	Includes 3,000 shares owned directly and 35,000 shares subject to stock options.
(9)	Includes 426 shares owed directly, 725 shares held by the Stock Bonus Plan for Mr. Melsen’s account and 48,235 shares subject to stock options.
(10)	Includes 34,569 shares owned directly, 6,827 shares held by the Stock Bonus Plan for Mr. Veronneau’s account and 20,463 shares subject to stock options.
(11)	Includes 654,360 shares held by the Stock Bonus Plan as to which the Company’s Board of Directors directs the voting and 320,198 shares which may be purchased pursuant to stock options.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Committee Report

The Executive Compensation Committee of the Board of Directors (the “Committee”) is responsible for reviewing and approving total compensation programs and levels for the Company’s Chief Executive Officer and its executive officer group, which includes the named executive officers shown in the 2012 Summary Compensation Table below. The Committee’s responsibilities are specified in the Executive Compensation Committee Charter.

The Committee reviewed and discussed the Executive Compensation Discussion and Analysis below with management. Based on the Committee’s review and its discussions with management, the Committee recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2012 Annual Meeting.

Randolph C. Steer, M.D., Ph.D. (Chair)

Howard V. O’Connell

Robert V. Baumgartner

John L. Higgins

    Members of the Executive

        Compensation Committee

Overview

The Executive Compensation Committee of the Board of Directors is responsible for establishing the compensation programs of the Company’s Chief Executive Officer and other executive officers, including but not limited to the executive officers named in the summary compensation table of this Proxy Statement. The Committee participates in the consideration and employment of prospective executive officers of the Company. The Committee also administers the Company’s stock option plans and has the authority to grant options to purchase shares of the Company’s Common Stock, and to determine all terms and conditions of such options.

Compensation Objectives

The Executive Compensation Committee has designed the compensation packages of the Company’s executive officers to achieve the following objectives:

•	to recruit and retain highly qualified executive officers by offering overall compensation that is competitive with that offered for comparable positions in the local market;

•	to motivate executives to achieve important business and individual performance objectives and to reward them when such goals are met (pay for performance); and

•	to align the interest of executive officers with the long-term interest of shareholders through participation in the Company’s stock option plans.

The Executive Compensation Committee is responsible for assuring that compensation for the executive officers is consistent with the Company’s compensation philosophy. The Executive Compensation Committee reviews the compensation philosophy and trends in the local market to ensure that the executive compensation program is competitive and attracts and retains talented management, motivates the executives to achieve short-term and long-term corporate objectives, and aligns the motivation and interests of the executives with the interests of the Company’s shareholders. The Executive Compensation Committee also administers the Company’s equity-based compensation and performance-based bonus plan for the executive officers. The Executive Compensation Committee reviews and approves each executive’s base pay, bonus, and equity incentives annually.

The Committee views the various components of its compensation program as related, but distinct. Although the Executive Compensation Committee does review and consider total compensation for each executive officer as a whole, it does not believe that significant compensation derived from one component should necessarily negate or reduce compensation from other components. The Committee determines the appropriate level for each compensation component based on overall compensation objectives. The Executive Compensation Committee has not adopted any policies or guidelines for allocating compensation among the different elements of the compensation program.

The Company’s Executive Compensation Committee has not historically retained a compensation consultant in connection with its decisions and did not utilize consultants in establishing fiscal 2012 executive compensation. The Executive Compensation Committee also does not compare the compensation of the Company’s executives to any industry peer group because the Company’s competitors are either privately-held or subsidiaries or divisions of large publicly-held companies that have complex and substantially more generous executive compensation programs for their executive officers. Although the Executive Compensation Committee uses local comparative data from a variety of industries to evaluate base salaries and total compensation, it is not a material component of its decision-making process. This comparative data is derived from locally-published business journals and newspaper reports that annually measure and rank compensation levels of chief executive and financial officers for public companies of various industries in the Company’s geographical region.

At the beginning of each fiscal year, the Executive Compensation Committee assesses the base compensation and the potential compensation that the named executive officers could earn by achieving the Company’s financial targets and their individual personal goals. As part of this assessment, the Chief Executive Officer makes recommendations to the Executive Compensation Committee regarding the base compensation to be paid to the executive officers that report to him. Such recommendations take into account internal pay equity, position within an internal compensation range, changes in responsibilities, local compensation levels for similar positions in all industries and duties and other factors the Chief Executive Officer considers important in establishing competitive compensation for the executives that report to him. Among these other factors is a philosophy that there should be a reasonable relationship between executive salaries and the average employee or mid-level manager salaries within an organization; the percentage increase in base salary for executives should not be greater than the percentage increase paid to a company’s other employees; executive bonuses should be based on performance; and incentives should be long-term equity-based arrangements that are tied to the long-term improvements in financial results and appreciation in the Company’s stock price.

In making the final decisions regarding the type and amount of compensation to be paid to the named executive officers, the Executive Compensation Committee not only considers the Chief Executive Officer’s recommendations but also conducts an independent review of local comparative data for all industries, considers internal pay equity and responsibilities and makes its own assessment as to the type and amount of compensation to be paid.

The Executive Compensation Committee does not target a particular percentile range for the base salaries or total compensation for the Company’s named executive officers, but typically approves compensation that is conservative compared to local data among a variety of industries. The Company’s compensation for its executives has been historically among the lowest among local public companies, including many that are smaller and less profitable than the Company. The Executive Compensation Committee feels that the compensation is, nevertheless, competitive due to the benefits and equity incentive plans available to all of the Company’s employees. Although the Executive Compensation Committee considers the compensation levels implied by comparative data derived from locally published executive compensation reports, such comparative data is only one factor considered in the overall compensation decision-making process and is not a material factor. The Company’s Chief Executive Officer waived an increase in his base compensation for fiscal years 2007 through 2009 and 2011 through 2013. No increase in base compensation was given to any named executive officer for fiscal 2010 as a result of a company-wide freeze on salary increases for all employees with annual salaries over $100,000.

Role of the Chief Executive Officer in Compensation Decisions

During meetings with the Executive Compensation Committee held each year, the Company’s President and Chief Executive Officer presents to the Committee recommendations regarding compensation for the executive officers (other than himself). The Committee discusses the recommendations and accepts or adjusts them, in whole or in part. The executive officers are not present during the Committee’s final discussion and determination of their compensation.

Elements of the Compensation Program

The Company’s executive compensation program is comprised of base salaries, annual performance bonuses comprised of both cash and stock option components, and various benefits, including the Company’s Profit Sharing and Savings Plan and Stock Bonus Plan in which all qualified employees of the Company participate. In addition, the Executive Compensation Committee from time to time may award special cash bonuses or stock options related to non-recurring, extraordinary performance. The Executive Compensation Committee typically also awards stock options upon hiring of a new executive officer.

Base salary. Base salaries are paid to compensate the named executive officers for their normal day-to-day responsibilities. A competitive base salary is provided to each executive officer recognizing the skills and experience each individual brings to the Company, the length of time with the Company and the performance contributions each makes. Salaries are reviewed on an annual basis and are made in connection with annual performance reviews. In July 2012, the Executive Compensation Committee approved base salaries of $327,500 for Mr. Melsen and $210,000 for Mr. Veronneau for fiscal 2013. Mr. Oland waived an increase in his base compensation for fiscal 2013 and will again receive annual base compensation of $254,100.

Performance-based bonus plan. Under the Company’s Executive Officer’s Incentive Bonus Plan put into effect for fiscal 2012, each executive officer may earn a potential cash bonus of up to 40% of his or her annual salary. The eligible cash bonus each executive officer could earn for fiscal 2012 was: Mr. Oland—$101,640, Mr. Melsen—$126,000 and Mr. Veronneau—$80,000. In addition to the cash bonuses, each executive officer earns stock options with a fair value equal to the amount of his cash bonus.

The plan provides that 70% of each named executive officer’s cash bonus is based upon the percentage of increase in consolidated revenues and net earnings from the prior fiscal year and 30% of the bonus is based upon achievement of qualitative personal goals set for each named executive officer. The Executive Compensation Committee believes this bonus plan focuses the executives on sustaining high quality revenue growth, bringing new products to market, increasing market share and expanding market presence, as well as balancing increased research and development with expense control.

The Company’s fiscal 2012 consolidated net sales and net earnings were $315 million and $112 million, respectively, increases of 8.48% and 0.03%, respectively, from fiscal 2011. A weighting factor of 0.5 is applied to the consolidated revenue increase and a weighting factor of 1.0 is applied to the consolidated net earnings increase in calculating the cash portion of the executive officers’ bonuses. The Executive Compensation Committee therefore determined that based on the Company’s consolidated results, each executive officer earned a cash bonus of 4.27% of his base salary for fiscal 2012. As the 4.27% bonus equates to 70% of the total cash bonus for fiscal 2012, the maximum cash bonus percentage for fiscal 2012 was 6.10% (4.27% cash bonus from financial results / 70% = 6.10%). Therefore, the maximum cash bonus each executive officer could earn based on achievement of 100% of his personal goals is 1.83% of his base salary (6.10% total cash bonus less 4.27% cash bonus from financial results).

The personal goals for the named executive officers are generally qualitative in nature and position-specific. These personal goals are established annually by the Executive Compensation Committee taking into account each executive’s responsibilities at the Company and the recommendations of the Chief Executive Officer as to the executives who report to him. Following each fiscal year end, the Executive Compensation Committee assesses the achievement of the personal goals by each named executive officer, which assessment includes the recommendations of the Chief Executive Officer as to the achievement of the personal goals of the executives who report to him.

The personal goals set for fiscal 2012 for Mr. Oland related to:

•	accomplishment of the Company’s strategic objectives;

•	succession planning;

•	leadership development; and

•	personnel matters.

Mr. Oland waived any cash bonus for fiscal 2012.

The personal goals set for fiscal 2012 for Mr. Melsen related to:

•	objectives within the information systems function, including transition of departmental leadership, improvement of service levels and reduction in consulting costs;

•	the management of BiosPacific, Inc., the Company’s sales subsidiary that services diagnostic customers, including succession planning and achievement of financials goals;

•	support the operations of Boston Biochem, Inc. and Tocris Holdings Ltd. and the transition and integration of these entities into Techne Corporation’s operations:

•

objectives within the research and development function, including administrative support, analysis of economic opportunities and communication and enhancement of knowledge regarding Company products and processes; and

•	objectives within the accounting and finance and facilities functions, including leadership development and operational efficiencies.

The Executive Compensation Committee, with input from the Chief Executive Officer, determined that Mr. Melsen met 90% of his personal goals and, therefore, earned an additional cash bonus of 1.65% of his base salary (90% of personal goals achieved times 1.83%). Mr. Melsen’s total earned cash bonus for fiscal 2012 was $18,648 (5.92% of his base salary of $315,000). The Executive Compensation Committee approved a cash bonus for fiscal 2012 for Mr. Melsen of $20,000.

The personal goals set for fiscal 2012 for Mr. Veronneau related to the management of the Company’s hematology segment, including:

•	the achievement of division sales and pre-tax earnings goals of $20.1 million and $6.8 million, respectively;

•	the introduction of new hematology products;

•	the improvement of quality control programs;

•	regulatory compliance; and

•	facility and personnel matters.

The Executive Compensation Committee, with input from the Chief Executive Officer of the Company, determined that Mr. Veronneau met 85% of his personal goals and, therefore, earned an additional cash bonus of 1.56% of his base salary (85% of personal goals achieved times 1.83%). Mr. Veronneau’s total earned cash bonus for fiscal 2012 was $11,660 (5.83% of his base salary of $200,000). The Executive Compensation Committee approved a cash bonus for fiscal 2012 for Mr. Veronneau of $12,500.

In addition to the above cash bonuses, each executive officer earns stock options with a fair value equal to the amount of his cash bonus. The number of options each executive officer receives is calculated based on his cash bonus divided by the fair value of the options on the date of grant, calculated in accordance with FASB ASC Topic 718. The stock option grant date is the date the Executive Compensation Committee determines the officer’s cash bonus amount based on financial results and the achievement of individual qualitative personal goals. The stock options vest immediately with an exercise price equal to the closing price of the Company’s stock on the date of grant. The stock options earned for fiscal 2012 were granted to the executive officers on July 27, 2012 under the Company’s 2010 Equity Incentive Plan. The fair value of the stock options on the grant date was determined to be $11.39 per share. Therefore, Mr. Melsen was granted stock options for 1,755 shares of stock ($20,000 cash bonus divided by $11.39) and Mr. Veronneau was granted stock options for 1,097 shares of stock ($12,500 cash bonus divided by $11.39). The exercise price of the stock options is $74.05 per share.

Other compensation. The Company provided medical and insurance benefits to its executive officers, which are the same as those generally available to all Company employees. The Company has a Profit Sharing and Savings Plan and a Stock Bonus Plan in which all qualified employees, including executive officers, participate subject to statutory limitations on contributions for highly compensated individuals. The amount of the Company’s contribution to the plans is based on the increase in revenues and after-tax earnings from the prior fiscal year. For fiscal 2012, the profit sharing percentage was 3.0%. The Company contributed to each of the Profit Sharing and Savings Plan and the Stock Bonus Plan an amount equal to 1.5% of total gross wages, respectively. The contribution to the Stock Bonus Plan is in the form of Company common stock. The Company does not provide any other significant perquisites or executive benefits to its named executive officers.

Mr. Veronneau was granted an option to purchase 20,000 shares of the Company’s common stock at $76.15 per share on July 28, 2011, in conjunction with a new employment agreement. Five thousand of the options vested on June 30, 2012 with the remaining options vesting 5,000 each on June 30, 2013, 2014 and 2015.

Accounting and Tax Treatment

The Company accounts for equity-based compensation paid to employees under FASB ASC Topic 718, which requires the Company to estimate and record an expense over the service period of an option award. Thus, the Company may record an expense in one year for awards granted in earlier years. Accounting rules also require the recording of cash compensation as an expense at the time the obligation is accrued.

Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s chief executive officer and three other most highly-paid executive officers (other than its chief financial officer). Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. Because the potential amount of base salary and non-equity-based incentive compensation that the executive officers can earn is less than $1 million, Section 162(m) has not been material to Executive Compensation Committee decisions.

2012 Summary Compensation Table

The named executive officers received the following compensation for the fiscal years ended June 30, 2012, 2011 and 2010:

Name and Principal Position	Fiscal Year	Salary (1)	Option Awards (2)		Non-Equity Incentive Plan Compensation (3)		All Other Compensation (4)	Total
Thomas E. Oland,	2012	$254,100	$0	(5)	$0	(5)	$7,243	$261,343
President and CEO	2011	254,100	0	(5)	0	(5)	12,309	266,409
	2010	254,100	0	(5)	0	(5)	4,156	258,256

Gregory J. Melsen,	2012	315,000	20,000		20,000		7,243	362,243
Vice President – Finance,	2011	290,000	24,624		24,624		12,309	351,557
Treasurer and CFO	2010	275,000	350,078		19,478		4,156	648,712

Marcel Veronneau,	2012	200,000	285,500	(6)	12,500		6,573	504,573
Vice President -	2011	185,000	15,414		15,414		9,853	225,681
Hematology Operations	2010	167,500	122,178		11,978		3,365	305,021

(1)	Includes amounts deferred under the Company’s Profit Sharing and Savings Plan, a qualified deferred compensation plan under Section 401(k) of the Internal Revenue Code.
(2)	Amounts shown above represent the total fair value of equity-based compensation for stock option awards earned in the respective fiscal year under the Company’s Executive Officer’s Incentive Bonus Plan and other stock options awards granted during the respective fiscal year. Stock options earned under the Executive Officer’s Incentive Bonus Plan are granted in the following fiscal year. The fair value of the stock options is determined pursuant to ASC Topic 718. Assumptions used in the calculation of the fair value of the stock options are described in Note J to the Company’s audited financial statements for the fiscal year ended June 30, 2012, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on August 29, 2012.
(3)	Represents cash bonuses earned under the Company’s Executive Officer’s Incentive Bonus Plan in the respective fiscal year that were determined and paid in the subsequent fiscal year.
(4)	For each individual, the amounts reflect profit sharing for each fiscal year contributed in the following fiscal year to the Profit Sharing and Savings Plan (as to one-half) and contributed in the following fiscal year to the Stock Bonus Plan in the form of shares of the Company’s Common Stock (as to one-half). Shares of Common Stock contributed to the Stock Bonus Plan are purchased on the open market.
(5)	Mr. Oland waived his cash and stock option bonus under the Company’s Executive Officer’s Incentive Bonus Plan.
(6)	Includes an option to purchase 20,000 shares that was issued to Mr. Veronneau on July 28, 2011 following his execution of a new employment agreement effective July 1, 2012.

2012 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the named executive officers earned in fiscal 2012 under the Company’s Executive Officer’s Incentive Bonus Plan.

	Grant	Estimated Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Payouts Under Equity Incentive Plan Awards (#) (2)			Exercise or Base Price of Option Awards	Grant Date Fair Value of Option
Name	Date	Threshold	Target (3)	Maximum(4)	Threshold	Target(3)	Maximum (4)	(per share)	Awards
Thomas E. Oland		$0	$50,820	$101,640	—	—	—	—	—
	7/27/12	—	—	—	0	4,462	8,924	—	—

Gregory J. Melsen		0	$63,000	$126,000	—	—	—	—	—
	7/27/12	—	—	—	0	5,531	11,062	$74.05	$20,000

Marcel Veronneau		0	$40,000	$80,000	—	—	—	—	—
	7/27/12	—	—	—	0	3,511	7,023	$74.05	$12,500

(1)	Represents potential cash bonuses earned under the Company’s Executive Officer’s Incentive Bonus Plan for fiscal 2012 to be paid in fiscal 2013. The actual amounts paid under such plan were: Mr. Oland—$0 (waived); Mr. Melsen—$20,000; Mr. Veronneau—$12,500.
(2)	Represents potential stock options earned under the Company’s Executive Officer’s Incentive Bonus Plan for fiscal 2012 which were granted in fiscal 2013. The grant date fair value calculated in accordance with ASC Topic 718 was $11.39 per share. The actual number of options granted was: Mr. Oland—0 (waived); Mr. Melsen – 1,755; Mr. Veronneau—1,097.
(3)	The payout under the Company’s Executive Officer’s Incentive Bonus Plan is targeted at cash of 20% of base salary and fair value of stock options of 20% of base salary, or 50% of the maximum under the plan.
(4)	Maximum payout under the Executive Officer’s Incentive Bonus Plan is cash of 40% of base salary and fair value of options of 40% of base salary.

2012 Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding stock options held by the named executive officers on June 30, 2012. The Company has not granted any stock awards.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date
Thomas E. Oland	0	0		—	—

Gregory J. Melsen	426	0		$51.60	8/17/2012
	1,012	0		49.43	7/26/2013
	783	0		56.83	7/26/2014
	25,000	0		39.53	12/16/2014
	596	0		79.41	7/24/2015
	203	0		62.46	7/23/2016
	15,000	15,000	(1)	66.25	4/29/2017
	2,083	0		58.40	7/29/2017
	1,803	0		76.15	7/27/2018

Marcel Veronneau	475	0		51.60	8/17/2012
	567	0		49.43	7/26/2013
	510	0		56.83	7/26/2014
	385	0		79.41	7/24/2015
	494	0		62.46	7/23/2016
	10,000	0		66.25	4/29/2017
	1,281	0		58.40	7/29/2017
	5,000	15,000	(2)	76.15	7/27/2018
	1,129	0		76.15	7/27/2018

(1)	Options vest 7,500 on each of April 30, 2013 and 2014.
(2)	Options vest 5,000 on each of June 30, 2013, 2014 and 2015.

2012 Option Exercises

No options were exercised by the named executive officers during fiscal 2012.

Employment Contracts and Change in Control Arrangements

The Company has an employment agreement effective through June 30, 2014 with Mr. Melsen. The Company has an employment agreement effective through June 30, 2015 with Mr. Veronneau. The employment agreements with Mr. Melsen and Mr. Veronneau provide for base salary subject to annual review, bonuses as described under “Elements of the Compensation Program”, benefits as provided to all employees and severance compensation under certain circumstances. The severance payments are triggered if employment with the Company is terminated in connection with a merger, sale, or change in control of the Company. A “change in control” means the acquisition in one or more transactions by a single party, or any number of parties acting in concert, of a majority of the outstanding shares of voting stock of the Company. The severance compensation is a lump sum amount equal to the base salary and insurance premiums which would otherwise have been paid under the terms of the employment agreement had the agreement continued to be enforced for twelve months from the date of termination and a pro-rata portion of the management incentive bonus he would have been entitled to, if any, during the fiscal year in which termination occurred, provided he executes and does not rescind a release agreement.

There are no written employment agreements with Mr. Oland.

For each named executive officer, the estimated amount of potential payments at June 30, 2012, assuming the executive’s employment terminates in connection with a merger, sale or change in control of the Company is as follows:

Name	Cash Severance	Other (1)
Thomas E. Oland	$0	$0
Gregory J. Melsen	315,000	20,000
Marcel Veronneau	200,000	20,000

(1)	Consists of medical, dental, disability and life insurance premiums.

AUDIT MATTERS

Audit Committee Report

The Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

•	reviewed and discussed the audited financial statements with management;

•	discussed with the Company’s independent registered public accounting firm the material required to be discussed by Statement on Auditing Standards No. 61, as amended;

•

received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence; and

•	discussed with the independent registered public accounting firm the independent public accounting firm’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 as filed with the SEC.

Robert V. Baumgartner, C.P.A. (Chair)
Howard V. O’Connell
Randolph C. Steer, M.D., Ph.D.
John L. Higgins
Members of the Audit Committee

Independent Registered Public Accountants

KPMG LLP acted as the Company’s independent registered public accounting firm for fiscal 2012 and 2011. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make any desired comments, and will be available to respond to appropriate questions. The Audit Committee has appointment KPMG LLP its independent registered public accounting firm for fiscal 2013.

Audit Fees

The following fees were paid or payable to KPMG LLP for the fiscal years ended June 30, 2012 and 2011:

	2012	2011
Audit Fees	$485,000	$515,000
Audit-Related Fees	7,000	36,000
Tax Fees	131,000	201,000
All Other Fees	0	0

“Audit Fees” are for professional services rendered and expenses incurred for the audit of the Company’s annual financial statements and review of financial statements included in our Forms 10-K and 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. Audit fees also included fees incurred for the audit of the effectiveness of internal control over financial reporting.

“Audit-Related Fees” are mainly for professional services incurred in connection with acquisition-related procedures and reviews.

“Tax Fees” included fees for services provided and expenses incurred in connection with preparation of the Company’s tax returns in the United States and the United Kingdom and inquiries and audits related to such returns. Tax fees for fiscal 2012 and 2011 include $19,000 and $129,000 for acquisition related tax consulting.

Pre-Approval Policies and Procedures

Pursuant to its written charter, the Audit Committee of the Company’s Board of Directors is required to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence. Annual tax services are reviewed and approved by the Audit Committee prior to the commencement of such services. The Audit Committee has authorized Company officers to engage KPMG LLP in permitted non-audit and tax services that involve less than $25,000 in fees in the aggregate. Such services are approved quarterly by the Audit Committee. All of the services rendered by KPMG LLP in fiscal 2012 and 2011 were pre-approved by the Audit Committee.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10 percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than 10 percent shareholders (“Insiders”) are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based on a review of the copies of such reports furnished to the Company, during the fiscal year ended June 30, 2012, all Section 16(a) filing requirements applicable to Insiders were met.

SHAREHOLDER PROPOSALS

Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2013 Annual Meeting must be received by the Company at its offices by May 18, 2013 to be eligible for inclusion in the Company’s Proxy Statement and related Proxy for the 2013 Annual Meeting. For a discussion of policies and procedures related to shareholder recommendations of candidates for director, please see the section on the Nominations and Governance Committee discussed previously under Directors’ Meetings and Committees.

Also, if a shareholder proposal intended to be presented at the 2013 Annual Meeting but not included in the Company’s Proxy Statement and Proxy is received by the Company after August 1, 2013, then management named in the Company’s Proxy for the 2013 Annual Meeting will have discretionary authority to vote the shares represented by such Proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in the Company’s proxy materials.

OTHER BUSINESS

The Board is not aware of any matters to be presented at the Annual Meeting, other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

HOUSEHOLDING

The SEC has adopted rules that permit brokers, banks and other nominees to satisfy the delivery requirements for proxy statements and annual reports, with respect to two or more shareholders sharing the same address and who do not participate in electronic delivery of proxy materials, by delivering a single copy of such documents addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

Brokers, banks and other nominees may be “householding” Techne Corporation proxy materials. This means that only one copy of proxy materials may have been sent to multiple shareholders in a household. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report from the other shareholder(s) sharing your address, please (i) notify your broker, bank or other nominee, (ii) direct your written request to Investor Relations, Techne Corporation, 614 McKinley Place N.E., Minneapolis, MN 55413 or (iii) contact Techne Investor Relations at (612) 379-8854. The Company will undertake to deliver promptly, upon any such oral or written request, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of these documents was delivered. Shareholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should notify their broker, bank or other nominee, or contact Investor Relations at the above address or phone number.

ANNUAL REPORT

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended June 30, 2012, including consolidated financial statements, accompanies this Notice of Annual Meeting and Proxy Statement. No portion of the Annual Report is incorporated herein or is to be considered proxy-soliciting material.

THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2012, TO ANY SHAREHOLDER OF THE COMPANY UPON WRITTEN REQUEST. REQUESTS SHOULD BE SENT TO PRESIDENT, TECHNE CORPORATION, 614 MCKINLEY PLACE N.E., MINNEAPOLIS, MINNESOTA 55413.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Dated:	September 14, 2012
Minneapolis, Minnesota

Appendix A

Article 8—Director Elections

Subject to the rights, if any, of the holders of one or more classes or series of preferred stock issued by the corporation, voting separately by a series to elect directors in accordance with the terms of such preferred stock, each director shall be elected by the vote of a majority of the votes cast with respect to the director at meeting of shareholders called for such purpose at which a quorum is present, provided that, at any such meeting for which the number of nominees (other than nominees withdrawn on or prior to the day preceding the date the corporation first mails its notice for such meeting to the shareholders) exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes present and entitled to vote on the election of directors. For purposes for this Article 8, “a majority of the votes cast” means that the number of votes cast “for” a director must exceed the number of votes “against” the election of that director.

TECHNE CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints THOMAS E. OLAND and KATHLEEN BACKES, or either of them acting alone, with full power of substitution, as proxies to represent and vote, as designated below, all shares of Common Stock of Techne Corporation registered in the name of the undersigned, at the Annual Meeting of Shareholders to be held on Thursday, October 25, 2012 at 3:30 p.m. Central Daylight Time, at the offices of the Company, 614 McKinley Place N.E., Minneapolis, Minnesota, and at all adjournments of such meeting. If you need directions to the Annual Meeting, please contact Techne Corporation at 612-379-8854.

The undersigned hereby revokes all proxies previously granted with respect to such meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN FOR A PARTICULAR PROPOSAL, WILL BE VOTED FOR SUCH PROPOSAL.

The Board of Directors recommends that you vote FOR each proposal described below.

(1)	Set the number of Directors at nine:

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

(2)	Elect Directors: ☐ FOR ALL ☐ WITHHOLD ALL ☐ FOR ALL EXCEPT

Nominees:

1)	Thomas E. Oland
2)	Roger C. Lucas PhD
3)	Howard V. O’Connell
4)	Randolph C Steer MD PhD
5)	Robert V. Baumgartner
6)	Charles A. Dinarello MD
7)	Karen A. Holbrook PhD
8)	John L. Higgins
9)	Roeland Nusse PhD

(To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line below.)

(3)	An advisory non-binding vote on named executive officer compensation:

☐FOR        ☐ AGAINST        ☐ ABSTAIN

(4)	Amend Techne Corporation’s Articles of Incorporation to implement a majority voting standard for uncontested director elections:

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

(5)	Ratify the appointment of KPMG LLP as registered public accounting firm for the fiscal year ending June 30, 2013.

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

(6)	Other matters: In their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment.

Date                     , 2012

PLEASE SIGN exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, but authorized officer.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON OCTOBER 25, 2012:

The Notice and Proxy Statement and 2012 Annual Report to Shareholders are

available at www.proxyvote.com

You may vote your proxy at www.proxyvote.com